Exhibit 4.8

Dated:	17 October 2019

CASTOR MARITIME INC.	(1)

and

THALASSA INVESTMENT CO. S.A.	(2)

AGREEMENT
For a Bridge Loan
of US Dollars $7,500,000.00

THIS AGREEMENT is dated          17 October 2019
BETWEEN:
(1)
CASTOR MARITIME INC., a corporation duly incorporated in the Republic of Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the” Borrower”);

(2)	THALASSA INVESTMENT CO. S.A., a corporation duly incorporated in the Republic of Liberia and having its registered address at 80 Broad Street, Monrovia, Liberia (the “Lender”);
AND IT IS HEREBY AGREED as follows:
1.  WHEREAS
1.01 PIKACHU SHIPPING CO., a corporation duly incorporated in the Republic of Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Owner”) is or will be the sole registered owner of one (1) second hand bulk carrier vessel under the name “REAL HAPPINESS”, with IMO number 9336036, GT: 39,727, NT: 25,754, built in 2005 in Imabari Shipbuilding Co., Japan, to be registered under the Marshall Islands flag under the name “MAGIC MOON” (the “Vessel”);
1.02 The Owner is a wholly owned subsidiary of the Borrower.
1.03 For various considerations and under the scope of the general cooperation between the Borrower and the Lender and their respective shareholders, the Borrower has requested the Lender to make available to the Borrower a loan facility in the amount of United States Dollars Seven Million Five Hundred Thousand (US$ 7,500,000.00) for the purpose of financing the equity required to be contributed to the Owner for the part acquisition of the Vessel.
2.  BRIDGE LOAN AGREEMENT- PURPOSE
2.01 This agreement sets out the terms and conditions upon and subject to which the Lender, shall make available to the Borrower a bridge loan of United States Dollars Seven Million Five Hundred Thousand (US$ 7,500,000.00) (the “Facility”) to be used by the Borrower for the purpose of partly financing the equity required to be contributed in the Owner for the part acquisition of the Vessel, from Joyce Shiptrade Co., of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands (the “Seller”) in accordance with the terms and conditions of a memorandum of agreement dated 14 October 2019 (as the same has been or may be amended and supplemented from time to time, collectively called the “MOA”) between the Owner and the Seller. The Lender shall not be obliged to monitor or verify how the proceeds of the Facility or part thereof have been used by the Borrower.

3.  UTILISATION
3.01 (Utilisation of the Facility) The Facility shall be advanced by the Lender to the Borrower in one advance (the “Advance”) (the principal amount owing in respect of the Advance is hereinafter called: the “Loan”) following receipt by the Lender of a written notice from the Borrower in form and substance reasonably satisfactory to the Lender (the “Utilisation Request”). Subject to the conditions set out in clause 8, the Borrower may serve the Utilisation Request on the intended date on which the Borrower requests that the Advance to be made available, or on any shorter period as may be agreed by the Lender (the “Drawdown Date”). The Utilisation Request must be signed by an authorised representative of the Borrower and once served, the Utilisation Request cannot be revoked without the prior written consent of the Lender.
3.03 (Conditions of Utilisation) The conditions referred to in clause 2.01 are that:
(a)  the amount of the Advance shall not exceed the amount of the Facility;
(b)  the conditions set out in clause 8 have been complied with by the Borrower.
4.  INTEREST
4.01 (Interest Rate and Computation) The outstanding principal balance of the Loan shall bear no interest.
5.  REPAYMENT- VOLUNTARY PREPAYMENT
5.01 (Repayment) The Loan shall be repaid in full on the 31st day of December 2019 (the “Maturity Date”).
5.02 The Borrower shall repay the Loan in one bullet payment in the amount of United States Dollars Seven Million Five Hundred Thousand (US$ 7,500,000.00) (the “Bullet Payment”), such Bullet Payment to be repaid on the Maturity Date together with all other sums of money whatsoever due and owing from the Borrower to the Lender under the Loan.
5.03 (Voluntary Prepayment) The Borrower shall have the right at any time, without any premium or penalty, to prepay the Loan or part thereof together with all other sums of money whatsoever due and owing from the Borrower to the Lender under the Loan.
6.  PAYMENTS
6.01 (Payment) All moneys to be paid by the Borrower under this agreement shall be paid to the Lender in same day immediately available in United States Dollar funds to an account of the Lender to be notified by it to the Borrower.
6.02 (Payments on Banking Days) All payments due shall be made on a day on which banks and financial markets are opened for business of the nature contemplated by this agreement in New York and at the place of payment specified by the parties (the “Banking Day”). If the due date for payment falls on a day which not a Banking Day, the payment or payments is due shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before the said due date.

6.03 (No withholdings - Gross up) All payments to be made by the Borrower shall be made in full, without set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction for-, or on account of- taxes or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any legal or regulatory provisions at the place of payment or receipt of any amount payable under this agreement; and the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that the Lender will receive a net amount equal to the full amount which would have been received had payment not been made, subject to such deductions, charges or withholdings.
7.  REPRESENTATIONS AND WARRANTIES
7.01 (Representations concerning the Borrower) The Borrower makes the representations and warranties set out in this clause to the Lender on the date of this agreement:
(a)  The Borrower is a duly incorporated corporation validly existing under the law of its jurisdiction of incorporation;
(b)  The Borrower has the power and authority to execute, deliver and perform its obligations under this agreement and the transactions contemplated hereunder. No limit on its powers will be exceeded as a result of the borrowing contemplated by this agreement;
(c)  The Borrower’s obligations under this agreement are legal, valid, binding and enforceable in accordance with its terms and do not contravene any other obligations of the Borrower.
7.02 (Representations Correct)
(a)  At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower to the Lender are true and accurate and there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both;
(b)  On and as of the Drawdown Date and for a period of time up to the Maturity Date, the Borrower shall be deemed to repeat the representations and warranties in Clause 7.01 as if made with reference to the facts and circumstances existing on such day.
8. CONDITIONS PRECEDENT
8.01 (Conditions concerning corporate authorisation) The obligation of the Lender to advance the Facility to the Borrower shall be subject to the conditions that prior to and/or simultaneously with the delivery of the Utilisation Request or on any such other longer period as the Lender may agree, the Lender shall have received the following documents and evidence in form and substance reasonably satisfactory to the Lender, unless the Lender has specifically waived any of the following documents:
(i)  a recent certificate of incumbency of the Borrower signed by the secretary or a director of the Borrower stating its officers and/or its directors and/or its shareholders;
(ii)  minutes of meeting of the board of directors of the Borrower at which there is approval of the entry into, execution, delivery and performance of this agreement;
(iii) evidence of the due authority of any person signing this Agreement, and any other documents executed or to be executed pursuant hereto on behalf of the Borrower.

8.02 (No changes of circumstances) The obligation of the Lender to make the advance shall be subject to the conditions that prior to and/or simultaneously with the delivery of the Utilisation Request:
(i)  the representations and warranties set out in Clause 7 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
(ii)  any consent or permit as may be required has been obtained and remains valid; and
(iii)  no Event of Default shall have occurred and be continuing or would result from the drawdown of the Advance.
9. COVENANTS
The Borrower covenants with the Lender that, as of the date of this agreement until all its liabilities under this agreement have been discharged:
(a)  The Borrower shall promptly, after becoming aware of them, notify the Lender of any material litigation, arbitration or administrative proceedings or claim.
(b)  The Borrower shall promptly obtain all consents or authorisations necessary (and do all that is needed to maintain them in full force and effect) under any law or regulation to enable it to perform its obligations under this agreement.
(c)  The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.
(d)  The Borrower shall continue to carry on and conduct its business and will not make any substantial change to the general nature or scope of its business as carried on at the date of this agreement without prior notification to the Lender.
(e)  The Borrower shall ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.
10. EVENTS OF DEFAULT
10.01 (Events of Default) There shall be an event of default (the “Event of Default”) whenever any of the following events occurs:
(a)  Failure by the Borrower to pay any sum due from the Borrower under this Agreement when due, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or

(b)  The Borrower fails (other than by failing to pay) to comply with any provision of this Agreement (if the Lender considers, acting reasonably, that the default is capable of remedy) and such default is not remedied within fourteen (14) Banking Days of the Borrower becoming actually aware of the default; or
(c)  The Borrower is adjudicated or found bankrupt or insolvent or any order is made by any competent court or resolution passed by the Borrower or petition presented for the winding-up or dissolution of the Borrower or for the appointment of a liquidator, trustee, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of the Borrower or the Borrower suspends or ceases or threatens to suspend or cease to carry on its business; or
(d)  Any provision of this Agreement is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.
10.02 (Consequences of Default) Without prejudice to any other rights of the Lender under the Law and/or this Agreement the Lender may at any time after the happening of an Event of Default by notice declare that the Loan and all other sums payable under this Agreement have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice which are expressly waived by the Borrower.
11.  INDEMNITIES — EXPENSES
11.01 The Borrower shall on demand indemnify the Lender, without prejudice to any of the other rights of the Lender against any loss or reasonable expense which the Lender shall certify as sustained or incurred as a consequence of: (i) any default in payment of any sum under any this agreement when due, (ii) the occurrence of any Event of Default including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Facility or a Loan.
11.02 The Borrower shall also pay any and all stamp duties, registration and similar taxes or charges, if applicable (including those payable by the Lender) imposed by governmental authorities in relation to this agreement, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp duties, taxes or charges.
12.  MISCELLANEOUS
12.01 (Assignment by the Borrower) The Borrower may not assign any rights and/or obligations under this agreement without the prior written consent of the Lender.
12.02 (Assignment by the Lender) The Lender may at any time assign, transfer, or offer participations to any other person in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement. The Lender may disclose to a potential assignee, transferee or participant or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower as the Lender shall consider appropriate.

12.03 (Set-oft) The Lender may at any time set off any liability including without limitation any payment obligation or debt of the Lender to the Borrower regardless of its nature or place of payment, against any liability of the Borrower to the Lender, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this Agreement or otherwise. If the liabilities to be set off are expressed in different currencies, the Lender may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by the Lender of its rights under this clause shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.
12.04 (Evidence) Any document, certificate or instrument (whether in hard copy or electronic form) issued by the Lender stating the amount of the outstanding sums under this agreement that have become due and payable, shall constitute full and conclusive evidence binding on the Borrower as to any amount (in respect of principal, expenses, fees and any other amount) owing and/or due at any relevant time by the Borrower to the Lender under this agreement, provided however that the Borrower shall be entitled to rebut the above evidence by any evidence admissible at law. Notwithstanding the above relating to the right of the Borrower to rebut, enforcement proceedings may be initiated on the basis of such document, certificate or instrument.
12.05 (Cumulative Remedies) The rights and remedies of the Lender contained in this agreement are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.
12.06 (Waivers) No delay or failure to exercise any right under this agreement shall operate as a waiver of that right and no single or partial exercise of any right under this agreement shall prevent any further exercise of that right (or any other right under this agreement).
12.07 (Severance) If any provision (or part of a provision) of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this agreement.
12.08 (Amendments) This agreement shall not be amended or varied in its terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.
12.09 (Notices) Each notice, request, demand or other communication required to be given under, or in connection with, this agreement shall be:
(a)	in writing, delivered personally or sent by courier or fax or shall be served through process server or via e-mail; and

(b)	sent:

(i) to the Borrower at:

CASTOR MARITIME INC.
c/o PAVIMAR S.A.
17th km National Road Athens-Lamia and Foinikos str.,
14564 Nea Kifisia,
Athens, Greece
Tel: (+30) 2118880200
Fax: (+30) 2118880299
Attention: Viktoria Poziopoulou
(ii) to the Lender at:
THALASSA INVESTMENT CO. S.A.
c/o Timagenis Law Firm
10 Filellinon str. & 136 Notara str. Piraeus 18536, Greece
Tel: +302104220001
Fax: +302104221388
Attention: Yiannis Timagenis
or to any other addresses, fax numbers, or email addresses that are notified in writing by one party to the other from time to time.
Any notice or other communication given under this agreement shall be deemed to have been received: if sent by fax, upon receipt of a successful transmission report (or —if sent after business hours— the following business day), if sent via-email upon acknowledgment of receipt thereof and in all other cases when actually delivered or served.
12.10 (Third Party Rights) A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this agreement.
12.11 (Counterparts) This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.
12.12 (Governing Law and Jurisdiction)
(a)This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law;
(b)The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof, the parties hereto have caused this agreement to be duly executed the day and year first above written.
SIGNED by	)
Petros Panagiotidis	)
for and on behalf of	)
CASTOR MARITIME INC.	)
the Borrower	)	/s/ Petros Panagiotidis

SIGNED by	)
Loucas Hadjiyiangou	)
for and on behalf of	)
THALASSA INVESTMENT CO. S.A.	)
the Lender	)	/s/ Loucas Hadjiyiangou